Exhibit 99.1

Cornerstone Building Brands Names New Executive Vice President, Operations

CARY, NC, September 22, 2020 – Cornerstone Building Brands, Inc. (NYSE: CNR), the largest manufacturer of exterior building products in North America, today announced that its Board of Directors has appointed James (Jim) Keppler as Executive Vice President, Operations. Mr. Keppler will assume the role effective September 21, 2020 and will report directly to the Chairman of the Board and Chief Executive Officer, James S. Metcalf.
With a manufacturing and distribution platform of over 107 facilities across North America and with operational excellence in manufacturing as a competitive advantage, this role has been established to lead manufacturing and supply chain operations across the enterprise. Through the centralization of manufacturing operations, the company will strengthen the focus on safety, quality and manufacturing excellence.
Mr. Keppler has over 30 years of experience leading manufacturing and supply chain operations for large, diverse organizations within the automotive industry and appliance manufacturing. In his most recent role, Jim was Vice President, Integrated Supply Chain and Quality for Whirlpool Corporation where he was responsible for the North American manufacturing, logistics, planning and quality functions in North America. Jim earned a bachelor’s degree in Mechanical Technology from Purdue University and a master’s degree in Manufacturing Management from GMI Engineering and Management Institute.
“I am excited to welcome Jim to the Cornerstone Building Brands leadership team where he will play a key role in our growth strategy,” said James S. Metcalf. “His extensive best-in-class end to end supply chain and manufacturing experience along with his outstanding leadership capabilities make him an ideal choice for our organization.”
About Cornerstone Building Brands
Cornerstone Building Brands is the largest manufacturer of exterior building products in North America. Headquartered in Cary, North Carolina, the organization serves residential and commercial customers across new construction and repair and remodel markets. As the #1 manufacturer of windows, vinyl siding, insulated metal panels, metal roofing and wall systems and metal accessories, Cornerstone Building Brands combines a comprehensive portfolio of products with an expansive national footprint that includes more than 19,000 employees at manufacturing, distribution and office locations throughout North America.

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